UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): August 29, 2008
Integrity Bancshares, Inc.
(Exact Name of Registrant as Specified in Charter)

Georgia	001-33005	58-2508612
(State of Incorporation)	(Commission File No.)	(IRS Employer
Identification No.)
11140 State Bridge Road, Alpharetta, Georgia 30022
(Address of Principal Executive Offices, including Zip Code)
(770) 777-0324
(Registrant’s Telephone Number, including Area Code)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.	Termination of a Material Definitive Agreement.
     Please refer to the disclosures set forth in Item 1.03 of this Current Report on Form 8-K (this “Report”).

Item 1.03.	Bankruptcy or Receivership.
     On August 29, 2008, the Georgia Department of Banking and Finance (the “Georgia Department”) closed Integrity Bank (the “Integrity Bank”), the wholly owned commercial banking subsidiary of Integrity Bancshares, Inc. (the “Company”), and the Federal Deposit Insurance Corporation (“FDIC”) was named as the receiver of Integrity Bank. The Company’s principal asset is the common stock that it owns in Integrity Bank, and, as a result of the closure of Integrity Bank, the Company has very limited remaining tangible assets. As the owner of all of the capital stock of Integrity Bank, the Company would be entitled to the net recoveries, if any, following the liquidation or sale of Integrity Bank or its assets by the FDIC. However, at this time, the Company is unable to provide any assurance that any recovery will be realized by the Company or the timing of any such recovery.
     In connection with the closure of Integrity Bank, the FDIC issued a press release, dated August 29, 2008, announcing the following:
•	The FDIC’s Board of Directors approved the assumption of all of the deposits of Integrity Bank by Regions Bank, Birmingham, Alabama (“Regions Bank”). Accordingly, all depositors of Integrity Bank, including those with deposits in excess of the FDIC’s insurance limits, will automatically become depositors of Regions Bank for the full amount of their deposits, and they will continue to have uninterrupted access to their deposits. Depositors will continue to be insured with Regions Bank, so there is no need for customers to change their banking relationship to retain their deposit insurance.
•	Integrity Bank’s five offices will reopen on September 2, 2008, as branches of Regions Bank. However, for a period of time, customers of Integrity Bank should continue to use Integrity Bank’s office locations until Regions Bank can fully integrate the deposit records of Integrity Bank.
•	Regions Bank has agreed to pay a total premium of 1.012 percent for Integrity Bank’s deposits. In addition, Regions Bank will purchase approximately $34.4 million of Integrity Bank’s assets, consisting of cash and cash equivalents. The FDIC will retain the remaining assets for later disposition.
•	Customers who have questions about the foregoing matters, or who would like more information about the closure of Integrity Bank, can visit the FDIC’s Internet website located at http://www.fdic.gov/bank/individual/failed/integrity.html, or call the FDIC toll-free at 1-800-523-0640.

     A complete copy of the FDIC’s press release can be found on the Internet at http://www.fdic.gov/news/news/press/2008/pr08074.html. To date, except as described above, no other entity or newly chartered bank has been involved in the process of closing and unwinding Integrity Bank. The management teams of the Company and Integrity Bank have been working closely with the Georgia Department, the FDIC and Regions Bank to make the transition as smooth as possible for Integrity Bank’s customers.
     In connection with the receivership of Integrity Bank, both the Company and Integrity Bank expect to receive notices, from substantially all of the counterparties (including, without limitation, lenders) to the Company’s and/or Integrity Bank’s material agreements, of alleged events of default under those agreements, and of those counterparties’ intentions to terminate those agreements or accelerate the Company’s and/or Integrity Bank’s performance of those agreements. The Company and/or Integrity Bank may dispute certain of those notices. However, in the event of a default by the Company and/or Integrity Bank under one or more of those material agreements, or in the event of the termination of one or more of the material agreements, the Company’s and/or Integrity Bank’s financial and other obligations under such agreements may be accelerated. The Company and/or Integrity Bank may be subject to penalties under those agreements and also may suffer cross-default claims from counterparties under the Company’s and/or Integrity Bank’s other agreements.

Item 2.04.	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.
     Please refer to the disclosures set forth in Item 1.03 of this Report.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

September 4, 2008	INTEGRITY BANCSHARES, INC.
	By:	/s/ Suzanne Long
		Name:	Suzanne Long
		Title:	Senior Vice President and Chief Financial Officer